Exhibit 4.4

Date:

Ms.\Mr.

I.D:

Letter of Indemnification

1.
The Company hereby undertakes to indemnify you for any obligation imposed on you or expense spent by you as a result of your capacity as an Officer of the Company, as defined under the Israeli Companies Law 5759-1999 (the “Companies Law”) (hereinafter: the “Officer”), subject to the applicable law, the Company’s Amended and Restated Articles of Association and as follows:

1.1.
A monetary obligation imposed on you or incurred by you in favor of another person pursuant to a judgment, including a judgment given in settlement or a court approved settlement or arbitrator’s award, subject to Section 1.6 below.

1.2.
Reasonable litigation expenses, including attorney’s fees, incurred by you in consequence of an investigation or proceeding conducted or filed against you by an authority that is authorized to conduct such investigation or proceeding, provided that such investigation or proceeding: (i) concludes without the filing of an indictment against you and without imposition of a monetary liability in lieu of criminal proceedings; (ii) concludes with the imposition of a monetary payment on you in lieu of criminal proceedings, but the criminal offense in question does not require the proof of criminal intent; or (iii) in connection with a monetary sanction.

1.3.
Reasonable litigation expenses, including attorney’s fees, incurred by you or which you were obligated to pay by a court, in proceedings filed against you by the Company or on its behalf or by another person, or in a criminal charge of which you were acquitted, or in a criminal charge of which you were convicted of an offense that does not require proof of criminal intent.

1.4.
Any monetary obligation imposed on you in favor of all the injured parties by a breach in an Administrative Procedure, as stated in Section 52(54)(a)(1)(a) to the Securities Law, 5728-1968 (the “Securities Law”). The term “Administrative Procedure” shall have the following meaning: a procedure according to Chapter 8C (Financial Sanctions), 8D (Administrative Enforcement Measures Imposition by the Administrative Enforcement Committee) or 9A (Arrangement for Avoidance from or Cessation of Procedures) to the Securities Law, as amended from time to time.

1.5.	Expenses expended by you with respect to an Administrative Procedure (as defined in Section 1.4 above) relating to you, including reasonable litigation expenses, which include attorneys’ fees.

1.6.
With regards to Section 1.1, this obligation to indemnify is limited to the events detailed in Annex A which according to the Board of Directors’ opinion, are foreseen in light of the Company’s actual activities, and which shall not exceed the Maximum Indemnification Amount, as detailed below in Section 1.7. The Board of Directors has determined that such amounts and criteria set by the Board of Directors are reasonable under the circumstances.

1.7.
The aggregate indemnification amount that the Company will pay to all of its Officers, whether in advance or post factum, under all the indemnification letters that shall be issued by the Company pursuant to this Letter of Indemnification, shall not exceed the greater of (a) twenty-five percent (25%) of the Company’s total shareholders’ equity according to the Company’s most recent financial statements as of the time of the actual payment of indemnification; (b) US$200 million; (c) ten percent (10%) of the Company Total Market Cap (which shall mean the average closing price of the Company’s ordinary shares over the 30 trading days prior to the actual payment of indemnification multiplied by the total number of issued and outstanding shares of the Company as of the date of actual payment); and (d) in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale by the Company and/or any shareholder of Company’s securities in such offering (hereinafter the “Maximum Indemnification Amount”).

5 David Fikes St., Rehovot 7632805, Israel
T: +972-73-229-5600 | E: info@novami.com | www.novami.com

1.8.
In the event the indemnification amount the Company is required to pay its Officers, as set forth above, exceeds the Maximum Indemnification Amount or its remaining balance (as existing at that time), the Maximum Indemnification Amount or its remaining balance will be divided among the Officers entitled to indemnification, so that the amount of indemnification each of them will actually receive will be calculated in accordance with the ratio between the amount for which each individual may be indemnified and the aggregate amount for which all the relevant Officers may be indemnified.

1.9.
For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter of Indemnification or in the above resolutions derogate from the Company’s right, subject to Board of Directors approval, to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without the limitations set forth in Section 1.7 above. The aforesaid shall however not be construed as an obligation of the Company to indemnify you after the fact.

2.
The Company shall act according to this Letter of Indemnification as detailed above in regards to any other company controlled, directly or indirectly, by the Company (a “Subsidiary”) with respect to the periods such other company is a Subsidiary or in your capacity as a director, or observer at board of director meetings, of a company not controlled by the Company but where your appointment as a director or observer results from the Company’s holdings in such company (“Affiliate”).

3.	Notwithstanding the above, in no event will the Company indemnify you for the following events:

3.1.
a breach of fiduciary duty, except for a breach of a fiduciary duty to the Company, a Subsidiary or an Affiliate while acting in good faith and having reasonable cause to assume that such act would not harm the Company’s interests;

3.2.	a reckless or intentional breach of duty of care that was not done negligently;

3.3.	an action taken with the intent of making personal gain unlawfully;

3.4.	a fine, civil fine, a monetary sanction or forfeit imposed upon you for an offense;

3.5.	a counterclaim made by the Company or in its name in connection with a claim against the Company filed by you.

4.	The Company will make available all amounts needed in accordance with Section 1 above on the date on which such amounts are first payable by you.

5.
The Company shall advance to you all expenses incurred by you in connection with a claim on the date on which such amounts are first payable, but has no duty to advance payments within less than fourteen (14) days following delivery of a written request therefor. The foregoing shall not apply in circumstances where the Company shall take upon itself to manage the proceedings as provided herein below.

6.
As part of the aforementioned undertaking and subject to Sections 1.1 – 1.5 above, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

7.
The Company will indemnify you, in accordance with this Letter of Indemnification, even if at the relevant time of indebtedness you are no longer an Officer of the Company or of a Subsidiary or a director or board observer of an Affiliate, provided that the obligations are in respect of actions taken by you while you were an Officer and/or board observer, as aforesaid, and in such capacity, including if taken prior to the above resolutions.

8.
No payment hereunder shall be made to you in connection with any event for which payment is actually paid to you under a valid and collectible insurance policy or under a valid and enforceable indemnity clause or agreement (excluding this Letter of Indemnification), except in respect of any excess beyond the payment under such insurance, clause or agreement.

9.
Additionally, it is emphasized that this Letter of Indemnification is not to be construed as an agreement for the benefit of any third party, including any insured party, and it is not transferable, and no insurer will have the right to request that the Company participate in any payment for which the insurer is obligated under any insurance agreement to which it is a party, other than a deductible that is specified in such agreement.

10.
Subject to this Letter of Indemnification, the indemnification will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under law and under this Letter of Indemnification.

11.	The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder.

12.	Indemnification by the Company as detailed in this Letter of Indemnification will also be subject to fulfilling the following procedures:

12.1.
You will inform the Company of every legal or administrative proceeding that may be brought against you in connection with any event that may entitle you to indemnification, and of every warning made to you in writing, regarding legal or administrative proceedings that may be commenced against you, and this will be done in a timely manner, immediately after you first become aware of such, and you will provide to the Company or to whom the Company will instruct you, all documents in connection with such proceedings.

Similarly, you must advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal or administrative proceedings against you.

12.2.
The Company will, within a reasonable period of time (or within a shorter period of time if the matter requires filing a statement of defense or a response to a proceeding), take upon itself the handling of your defense in the legal proceeding and/or entrust such handling to any prominent attorney the Company may select at its discretion for this purpose, subject to the fulfillment of all the following conditions: (a) you have informed the Company as provided in Section 12.1 above; and (b) the legal proceedings against you solely involves a claim for monetary damages. The Company and/or the above-mentioned attorney will be entitled to act within their exclusive discretion to bring the proceeding to a close; the appointed attorney will owe his/her duty of loyalty to the Company and to you. In the event that a conflict of interests arises between you and the Company, the attorney will so inform the Company of any such conflict and you, subject to the Company’s approval, which approval not to be unreasonably withheld, will have the right to appoint an attorney on your behalf, and the provisions of this Letter of Indemnification will apply to expenses you may incur as a result of such appointment. If the Company decides to settle or arbitrate a monetary obligation, the Company will be entitled to do so, as long as the lawsuit or the threat of a lawsuit against you will be fully withdrawn. At the request of the Company you will sign any document that will empower the Company and/or attorney as mentioned above, to act on your behalf with regard to your defense in the above-mentioned proceedings and to represent you in all matters relating to these proceedings, as set forth above. Without derogating from the above provision with respect to a conflict of interests, in any event where, on reasonable grounds, the attorney chosen by the Company is unacceptable to you, you shall be entitled to appoint your own attorney and the provisions of this Letter of Indemnification will apply to expenses you may incur as a result, provided, however, that the proposed appointment of such attorney including the identity and terms of engagement of such attorney be brought immediately to the attention of the Company for its prior written approval, which approval not to be unreasonably withheld.

12.3.
You will cooperate with the Company and/or with any attorneys as set forth above in every reasonable manner required of you by any of them in connection with the handling of such legal proceedings, all subject to this Letter of Indemnification.

12.4.
Whether or not the Company acts as specified in Section 12.2 above, the Company will cover all other expenditures and payments that are mentioned in this Letter of Indemnification, so that you will not be required to pay or to finance them yourself.

12.5.
Your indemnification in connection with any legal proceeding against you, as set forth in this Letter of Indemnification, will not be enforceable in connection with amounts you may be required to pay as a result of a settlement or arbitration unless the Company agrees in writing to the settlement or to the entering into the arbitration proceeding, as the case may be.

If required by law, the Company’s authorized organs will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof.

12.6.
If, for any reason, the Company has decided not to appoint an attorney, as detailed in Section 12.2 above, you will have the right to appoint an attorney of your choice, provided that the proposed appointment of such attorney including the identity and terms of engagement of such attorney be brought immediately to the attention of the Company for its prior written approval, which approval not to be unreasonably withheld. If you do not inform the Company regarding your choice of attorney in compliance with the above, the Company will have the right in its discretion to appoint an attorney on your behalf.

13.
This Letter of Indemnification is issued after receipt by the Company of all required approvals under law and the Amended and Restated Articles of Association of the Company. Should any additional approval be required, the Company will exert its best effort to obtain such approval.

14.
If the Company pays to you, or on your behalf, any amount in connection with a legal proceeding as provided in this Letter of Indemnification, and thereafter it is determined that you are not entitled to such indemnification from the Company as detailed in this Letter of Indemnification, the sums paid by the Company will be considered a loan that was extended to you by the Company, which will be linked to the Consumer Price Index plus interest at the rate established in the Income Tax Regulations (Establishment of Interest Rates) – 1985, as may be in effect from time to time, and you will be required to repay these sums to the Company when requested to do so in writing by the Company and in accordance with a payment schedule that the Company determines.

15.	In order to remove any doubt, in the event of death, this Letter of Indemnification will apply to your heirs.

16.
Subject to the provisions of the Companies Law, the Company hereby releases you, in advance, from liability for any damage that arises from the breach of your duty of care (within the meaning of such terms under Sections 252 and 253 of the Companies Law), other than breach of the duty of care towards the Company in a distribution (as such term is defined in the Companies Law).

17.
No waiver, omission or grant of extension by the Company or by you will be interpreted in any manner as a waiver of rights pursuant to this Letter of Indemnification or under applicable law, and will not prevent either party from taking all legal and other measures in order to enforce such rights.

18.
If any undertaking included in this Letter of Indemnification is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect.  Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law. Notwithstanding the above, if this Letter of Indemnification shall be declared or found void for any reason whatsoever then any previous undertaking of the Company for indemnification towards you, which this Letter of Indemnification is intended to replace, shall remain in full force and effect.

19.	The terms contained in this Letter of Indemnification will be construed in accordance with the Companies Law, and in the absence of any definition in the Companies Law, pursuant to the Securities Law.

20.
This Letter of Indemnification and the agreement herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel. You should be aware, however, that, insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the “Securities Act”) may be permitted to the Officers of the Company, the Company has been advised that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event of a claim for such indemnification (other than the payment by the Company of expenses incurred or paid by an Officer in the successful defense of any action, suit or proceeding), the Company will (in accordance with an undertaking given to the SEC), unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

21.
Notwithstanding anything herein to the contrary, the Company shall have no obligation to provide indemnity hereunder if a court of competent jurisdiction determines that such indemnification is not lawful.

22.	This Letter of Indemnification will enter into effect upon your signature in the space provided below and return of the signed copy to the Company.

23.	This Letter of Indemnification replaces and substitutes any previous undertaking of the Company for indemnification, to the extent granted.

Respectfully, ___________________________________________________ Eitan Oppenhaim Dror David President & Chief Executive Officer Chief Financial Officer on behalf of Nova Ltd.

I accept the terms and conditions of the above. I am aware that my agreement to accept this Letter of Indemnification constitutes my irrevocable agreement that this Letter of Indemnification replaces and substitutes any previous undertaking of the Company for indemnification, to the extent granted to me. Notwithstanding, the above, if this Letter of Indemnification shall be void for any reason whatsoever than any previous undertaking of the Company for indemnification towards me shall remain in force.

____________________ Name: _______________ Date: ________________

Annex A

Subject to any provision of law, the events are as follows:

1.
The issuance of securities including, but not limited to the public according to a prospectus, a private offering, sales offering, the issuance of bonus shares, issuance of securities and/or any other manner of security offering and also tender offers for securities, the Company’s purchase of its own and it subsidiaries’ securities, as well as any action relating to any of the above.

2.
A “Transaction” or “Activity” as defined in Article 1 of the Companies Law, including among others a negotiation regarding such Transaction and/or Activity, transfer, sale and/or purchase of assets and/or liabilities, including securities and/or the granting and/or receiving of any right in any of the above, including among others, the acquisition, sale or merger of entities and/or any action connected directly or indirectly with such a Transaction.

3.
The filing of a report and/or announcement required by the Companies Law and/or Securities Law, or U.S. Securities Laws, including the regulations pertaining to these laws, and/or according to rules and/or regulations adopted by the Tel-Aviv Stock Exchange Ltd. or The Nasdaq or any other stock exchange and/or any law of any other country pertaining to these issues and/or the failure to file such a report and/or announcement.

4.	Any decision regarding a Distribution, as defined in the Companies Law including a Distribution pursuant to a court order.

5.	Preparation of financial statements of the Company and its Subsidiaries and approval of such financials.

6.
A change in the Company’s structure and/or a reorganization of the Company, including any arrangement between the Company and its shareholders and/or creditors according to the Companies Law, and/or any decision relating to these issues including, but not limited to, a merger, a demerger, a change in the Company’s capital, the establishment of subsidiaries and/or their liquidation or sale, and/or all allotments or distributions.

7.
Expressions, announcements, statements, including a position taken, and/or an opinion made in good faith by an Officer in the course of and/or in connection with his/her duties, including during negotiations and contracting with suppliers, consultants and consumers and/or during a meeting of the Company’s management, Board of Directors and/or one of its committees.

8.	An action made in good faith in contradiction to the Memorandum of Incorporation and/or the Amended and Restated Articles of Association.

9.
An Action and/or decision relating to employer-employee relations including employment agreements, negotiations regarding employment agreements, salary and/or other employee benefits, including employee stock option plans and/or option distributions to employees.

10.	An action and/or decision relating to work safety and/or working conditions and/or employee activities and/or any event relating thereto.

11.	An action or decision relating to insurance matters and/or risk management of the Company.

12.	Actions relating to the Company’s commercial relations, including with employees, outside contractors, customers, suppliers, and service providers.

13.	Preparation of work plans, including pricing, marketing, distribution, and instructions to employees, to customers and to suppliers and to cooperative arrangements, including with competitors.

14.	Actions relating to product development, to the conduct of product testing, approvals, sales, distribution of licensing in their regard.

15.	Decisions and/or actions relating to environmental compliance, including pollution, contamination, and hazardous materials.

16.	Granting of liens on Company assets and granting guarantees on behalf of the Company.

17.
Compliance with various governmental requirements in Israel and outside Israel, including a Ministry of Defense, Antitrust Authority, Securities Authority, Environmental Compliance Agency and Tax Authorities.

18.	Investigations conducted against you by any governmental or quasi-governmental authority.

19.	Establishment and management of financial policy, including credit policies, hedging against changes in currency exchange rates and utilization of cash reserves.

20.
Actions taken (or alleged omissions) pursuant to or in accordance with the policies and procedures of the Company, its subsidiaries and/or its affiliates, whether such policies and procedures are published or not.

21.
Causing damages, including bodily injury and property damage, partial or comprehensive loss, loss of use or disability, during any action or omission relating to the Company, or relating to its employees, agents or others who act or are purported to act on behalf of the Company.

22.	An event resulting from the Company being a publicly traded company or due to its shares being issued to the public.

23.	Transfer of information required or permitted to be transferred under applicable law to an interested party of the Company.

24.
An act that may be considered as an infringement of the intellectual property rights of a third party, or an act relating to the Company’s intellectual property, inter alia, by taking action and filing lawsuits.

25.
Any of the above specified events relating to an activity of an entity controlled by the Company or an entity affiliated with the Company or pursuant to the Officer’s position in an affiliated entity and/or in an entity controlled by the Company.

26.	Any other actions which can be anticipated for companies of the type of the Company, and which the Board of Directors may deem appropriate.

27.	Any indemnifiable event and/or action pursuant to the Efficiency of Enforcement Procedures in the Securities Authority Law (Legislation Amendments), 2011.

28.	Any of the above specified events, whether occurring in Israel or occurring outside of Israel.